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                                                                    Exhibit 99.4





January 25, 2005




Board of Directors
Chronimed Inc.
10900 Red Circle Drive
Minnetonka, MN  55343

Ladies and Gentlemen:

We hereby consent to the inclusion of (i) our opinion letter, dated December 30, 2004, to the Board of Directors of Chronimed Inc. ("CHRONIMED") regarding the proposed merger between Chronimed and MIM Corporation ("MIM") as Annex C in MIM's Registration Statement on Form S-4 Amendment No. 4 to which this consent is filed as an exhibit (the "REGISTRATION STATEMENT"), and (ii) references made to our firm and such opinion in the Registration Statement under captions entitled "SUMMARY - The Merger - Opinions of Financial Advisors - Chronimed", "THE MERGER - Background of the Merger", "THE MERGER - Chronimed Reasons for the Merger", and "THE MERGER - Opinion of Financial Advisor to the Chronimed Board of Directors". In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the rules and regulations of the Securities and Exchange Commission (the "COMMISSION") promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,



BANC OF AMERICA SECURITIES LLC